Exhibit 21.1
Subsidiaries of Internet Capital Group, Inc.

Name	Jurisdiction of Incorporation/Formation

Internet Capital Group Operations, Inc.	Delaware
ICG Holdings, Inc.	Delaware
2008 Internet Capital LP	Delaware
2009 Internet Capital LP	Delaware
Acquirgy, Inc.	Delaware
Anthem Ventures Annex Fund, L.P.	Delaware
Anthem Ventures Fund, L.P.	Delaware
Anthem Venture Investors, LLC	Delaware
Blackboard, Inc.	Delaware
Captive Capital Corporation	Delaware
Channel Intelligence, Inc.	Delaware
ClickEquations, Inc. (f/k/a Commerce360, Inc.)	Delaware
Freeborders, Inc.	Delaware
GoIndustry DoveBid plc	United Kingdom
GovDelivery Holdings, Inc.	Delaware
GovDelivery, Inc.	Minnesota
GovDocs, Inc.	Minnesota
GovLoop, Inc.	Minnesota
ICG Commerce Holdings, Inc.	Delaware
ICG Commerce, Inc.	Pennsylvania
ICG Commerce Australia Pty Limited	Australia
ICG Commerce Germany GmbH	Germany
ICG Commerce India Private Limited	India
ICG Commerce Investments, LLC	Delaware
ICG Commerce International, LLC	Delaware
ICG Commerce Latin America, S. de. R.L., de C.V.	Mexico
ICG Commerce Mexico I, LLC	Delaware
ICG Commerce Mexico II, LLC	Delaware
ICG Commerce (Shenzhen) Co., Ltd.	China
ICG Commerce Services, S. de. R.L. de C.V.	Mexico
ICG Commerce UK Limited	United Kingdom
ICGC Singapore Pte. Ltd.	Singapore
ICG Patent, Inc.	Delaware
Investor Force Holdings, Inc.	Delaware
Investor Force, Inc.	Delaware
Investor Force Securities, Inc.	Delaware
Jamcracker, Inc.	Delaware
LGO Corporation (f/k/a Logistics.com, Inc.)	Delaware
Metastorm Inc.	Maryland
OneCoast Network Holdings, Inc.	Georgia
Rotider Holdings Corporation (f/k/a Vcommerce Corporation)	Delaware
Savana, Inc. (d/b/a Epitome Systems)	Delaware
SeaPass Solutions Inc.	Delaware
Stage2 Capital Ventures Associates, L.P.	Delaware
StarCite, Inc.	Delaware
StarCite LLC	Delaware
Tibersoft Corporation	Massachusetts
WhiteFence, Inc.	Delaware
Unless otherwise provided, each of the subsidiaries named above does business under the same name.